Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2019, relating to the consolidated financial statements of Bionano Genomics, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Bionano Genomics, Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Bionano Genomics, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 28, 2019